UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On February 1, 2010, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and twelve months ended December 31, 2009.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued February 1, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued February 1, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: February 1, 2010	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES FOURTH QUARTER 2009
FINANCIAL RESULTS EXCEED GUIDANCE.
RECORD BOOKINGS LAY FOUNDATION FOR ROBUST 2010

FLANDERS, NEW JERSEY (February 1, 2010) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced 2009 financial results for the fourth quarter and full year.

Fourth Quarter Operating Highlights:

   Record fourth quarter orders of $75.3 million leads to strongest backlog in Company's history.
  Record book-to-bill ratio of 2.6 exceeded industry averages by more than 2X.
  Revenue increased 24 percent quarter-over-quarter to $28.9 million, exceeding guidance and marking the Company's third consecutive quarter with double-digit growth.
  Non-GAAP earnings per share was $0.02, exceeding guidance; GAAP loss per share was $0.20.
  Balance sheet remained strong with cash and marketable securities holding flat at $61 million.

"2009 was a transformative year for Rudolph Technologies in which we advanced our diversification strategy," noted Paul F. McLaughlin, Chairman and Chief Executive Officer. "Our continued strategic investment in R&D, coupled with our high standard of fiscal discipline, enabled us to weather a difficult economic environment while expanding our core competencies, ultimately opening new market opportunities for the Company. We have evolved from our beginnings as a solely front-end metrology equipment manufacturer, and have successfully transformed Rudolph Technologies into a total solution provider, targeting high-margin market segments with a broader, more diversified product portfolio comprised of custom hardware, software and global services. The largest component of our business is inspection solutions for multiple segments of front-end and back-end markets. Making up nearly 60 percent of our product mix, these segments afford higher growth rates, limited competition, and expanding markets and applications. Our metrology and software businesses represent approximately 25 percent and 15 percent of our business, respectively, and within those businesses we also focus on high margin market segments with above average growth potential.

"Solid fourth quarter 2009 results reflect the strength of our business, particularly for our portfolio of back-end products and services; and we again exceeded the high end of all our financial and operating metrics. We continued to see back-end upward momentum from Outsourced Assembly and Test (OSAT) subcontractors and Integrated Device Manufacturers (IDM). Our new bump metrology and inspection products that address the latest requirements for advanced wafer-level packaging applications led this strength, which has ultimately enabled us to report both record orders and backlog," Mr. McLaughlin continued.

"Rudolph Technologies exits 2009 on a very strong note, with record bookings of $75.3 million laying the foundation for a robust 2010. With our strategic balance of front-end and back-end business, we believe we are optimally positioned to capitalize on further strengthening overall business conditions in the foundry and memory markets we serve. Rudolph is poised to benefit from multiple trends including 3-D packaging, all-surface inspection, advanced process control, and the copper migration into memory. We have the requisite catalysts to organically grow each of our business units and we fully expect to leverage the operating improvements made during the downturn as we move toward mid-cycle operating margins in 2010," Mr. McLaughlin concluded.

Fourth Quarter 2009 Financial Results
Fourth quarter revenue totaled $28.9 million, a 24 percent increase compared to $23.3 million for the third quarter of 2009. During the fourth quarter, international sales represented approximately 71 percent of revenue, while domestic sales accounted for 29 percent. In the 2009 third quarter, international sales represented approximately 82 percent of revenue and domestic sales accounted for 18 percent. Revenue from front-end semiconductor customers accounted for 63 percent of revenue, back-end customers 28 percent, and other markets accounted for the remaining 9 percent. For the fourth quarter, inspection revenue was 66 percent of sales, metrology revenue was 21 percent and software revenue was 13 percent.

As part of ongoing efforts to streamline operations, during the quarter, the Company completed the consolidation of the recent Adventa acquisition into the Company's existing Richardson, Texas facility. In addition, the Company initiated a consolidation of its manufacturing operations, and will move New Jersey manufacturing into its facility in Minnesota. The New Jersey restructuring resulted in a charge of $6.4 million in the quarter for the write-down of a portion of a lease obligation, certain leasehold improvements and fixed assets, and inventory related to discontinued product lines.

Excluding the impact of non-GAAP charges, fourth quarter gross margin was 51 percent, and was driven by shipments of higher margin inspection products and a higher percentage of software revenue in the quarter. This compares to third quarter gross margin of 41 percent, which was negatively impacted by under-utilized manufacturing facilities costs and acquired inventory sold in the quarter that was written up to fair value in purchase accounting. Excluding these items, gross margins would have been approximately 44 percent in the 2009 third quarter.

Research and development (R&D) expenses for the fourth quarter totaled $6.8 million, compared to $6.4 million in the third quarter of 2009. The quarter-over-quarter increase in R&D was primarily due to the full quarter impact of the engineering personnel from the Adventa acquisition.

Selling, general and administrative (S,G&A) expenses for the fourth quarter totaled $11.2 million, compared to $8.3 million in the 2009 third quarter. The quarter-over-quarter increase in S,G&A was primarily due to restructuring charges of $3.5 million included in S,G&A in the fourth quarter, offset by lower foreign exchange losses related to branch operations.

Mr. McLaughlin commented, "A combination of strategic, financial and pragmatic factors drove the planned consolidation of our manufacturing operations, and it represents the latest in our ongoing initiatives to provide high quality manufacturing in an ever increasing cost effective structure. The consolidation of our operations will enhance our efficiencies and scalability, and most importantly, help drive gross margin improvement, while bringing all of our manufacturing capabilities under one roof. Our Minnesota facility permits us to add space and equipment to accommodate increased business as the industry continues to strengthen. We expect to realize approximately $3.0 million in annual cost savings from operational efficiencies, reduction in lease and equipment expenses, and increased scalability."

GAAP net loss for the fourth quarter of 2009 was $6.1 million, or $0.20 per share, compared to a net loss of $4.8 million or $0.16 per share, for the third quarter of 2009. Excluding the after-tax impact of $7.5 million in non-GAAP adjustments, which includes the restructuring charge, litigation, and stock-based compensation, the fourth quarter non-GAAP net earnings was $520 thousand, or $0.02 per share. The third quarter 2009 non-GAAP net loss totaled $2.3 million, or $0.07 per share.

Balance Sheet Strength
Cash and marketable securities totaled approximately $61 million in both the 2009 third and fourth quarters. As of December 31, 2009, accounts receivable increased $6.8 million from the third quarter to $35.3 million as a result of higher sales. Inventory decreased $3.6 million in the 2009 fourth quarter. The decrease was due to the write-down of inventory for discontinued product lines and increased sales volumes. Working capital ended the quarter at $126.8 million.

Conference Call
Rudolph Technologies will discuss its 2009 fourth quarter results, on a conference call it is hosting today at 4:45 PM EST. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of under-utilized manufacturing facilities costs, litigation fees, accounts receivable write-offs, acquisition related expenses, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph offers yield management solutions used in wafer processing and final manufacturing through a family of systems for macro-defect inspection (detection and classification), as well as transparent and opaque thin film measurements.

The Company has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary inspection and metrology solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's web site at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding its operating expenses; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the "safe harbor" provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities; and the ability to target high-margin markets. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	December 31,	December 31,
	2009	2008
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$ 60,919	$ 78,284
Accounts receivable, net	35,312	21,764
Inventories	45,534	57,076
Prepaid and other assets	4,626	6,324
Total current assets	146,391	163,448
Net property, plant and equipment	12,841	19,053
Intangibles	14,103	9,654
Other assets	4,868	5,277
Total assets	$ 178,203	$ 197,432

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 9,793	$ 7,169
Other current liabilities	9,817	8,591
Total current liabilities	19,610	15,760
Non-current liabilities	7,462	5,584
Total liabilities	27,072	21,344
Stockholders' equity	151,131	176,088
Total liabilities and stockholders' equity	$ 178,203	$ 197,432

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
				(Audited)

Revenues	$ 28,925	$ 16,428	$ 78,657	$ 131,040
Cost of revenues	17,236	22,418	49,805	87,388
Gross profit	11,689	(5,990)	28,852	43,652
Operating expenses:
Research and development	6,799	7,062	25,991	31,644
Selling, general and administrative	11,212	6,431	33,640	33,965
Impairment charge for goodwill
and identifiable intangible assets	-	227,105	-	227,105
Amortization	413	762	1,358	5,890
Total operating expenses	18,424	241,360	60,989	298,604
Operating loss	(6,735)	(247,350)	(32,137)	(254,952)
Interest income and other, net	69	304	270	1,151
Benefit for income taxes	(552)	(1,439)	(2,239)	(4,115)
Net loss	$ (6,114)	$ (245,607)	$ (29,628)	$ (249,686)

Net loss per share:

Basic	$ (0.20)	$ (7.96)	$ (0.96)	$ (8.16)
Diluted	$ (0.20)	$ (7.96)	$ (0.96)	$ (8.16)

Weighted average shares outstanding:

Basic	30,990	30,842	30,888	30,614
Diluted	30,990	30,842	30,888	30,614

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

GAAP operating loss	$ (6,735)	$ (247,350)	$ (32,137)	$ (254,952)
Non-GAAP adjustments:
Idle facility costs	-	-	2,780	-
Litigation costs	104	-	1,191	-
Asset write-downs (1)	-	10,688	454	12,032
Acquisition related expenses (2)	-	436	992	3,418
Impairment charge for goodwill
and identifiable intangible assets	-	227,105	-	227,105
Restructuring expenses (3)	6,420	-	6,555	419
Share-based compensation	941	855	3,759	3,406
Total non-GAAP adjustments	7,465	239,084	15,731	246,380
Non-GAAP operating income (loss)	$ 730	$ (8,266)	$ (16,406)	$ (8,572)

GAAP net loss	$ (6,114)	$ (245,607)	$ (29,628)	$ (249,686)
Total non-GAAP adjustments	7,465	239,084	15,731	246,380
Income tax effect of non-GAAP adjustments (4)	(2,613)	(33,279)	(5,671)	(35,876)
Tax valuation allowances and other tax adjustments	1,782	36,741	5,467	36,741
Non-GAAP net income (loss)	$ 520	$ (3,061)	$ (14,101)	$ (2,441)

Non-GAAP net income (loss) per share:
Basic	$ 0.02	$ (0.10)	$ (0.46)	$ (0.08)
Diluted	$ 0.02	$ (0.10)	$ (0.46)	$ (0.08)

1) During the twelve months ended December 31, 2009, the Company recorded an accounts receivable write-down of $0.5 million. In the twelve months ending December 31, 2008, the Company recorded a write-down of inventory of $11.3 million, a write-off of capitalized software of $0.6 million and a write-off of fixed assets of $0.1 million.
2) During the twelve months ended December 31, 2009, the Company recorded acquisition expenses of $0.5 million for inventory written-up to fair value in purchase accounting charges and $0.5 million for other acquisition related costs. During the twelve months ended December 31, 2008, the Company recorded acquisition expenses of $3.4 million for purchase accounting charges, integration costs and stay bonuses.
3) During the three and twelve months ended December 31, 2009, the Company recorded restructuring expenses of $6.4 million and $6.6 million for the write-down of a portion of a lease obligation, certain leasehold improvements and fixed assets, inventory related to discontinued product lines, and severance charges.
4) The income tax effect for the three and twelve months ended December 31, 2009 was based on a tax rate of 35% and 36%. The income tax effect for the three and twelve months ended December 31, 2008 was based on a tax rate of 35% for both periods on the deductible non-GAAP adjustments.

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